CONSENT OF INDEPENDENT ACCOUNTANTS



   We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 24, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of The Henlopen Fund, portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.




   /s/ Pricewaterhouse Coopers LLP
   Pricewaterhouse Coopers LLP
   Minneapolis, Minnesota
   August 26, 1998